SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 26, 2004

UNITED AUTO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12297	22-3086739

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2555 Telegraph Rd

Bloomfield Hills, MI		48302-0954

(Address of Principal Executive Offices)		(Including Zip Code)

248-648-2500

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events

     On March 26, 2004, United Auto Group issued a press release announcing the issuance and sale of 3,240,000 shares of our common stock to Mitsui & Co., Ltd. and 810,000 shares of our common stock to Mitsui & Co. (U.S.A.), Inc. We refer to these two companies collectively as Mitsui. In exchange for these 4,050,000 shares, Mitsui paid us $119,434,500, or $29.49 per share, which per share purchase price is the average of the closing trading prices for our common stock for the twenty business days prior to signing the purchase agreement. We expect to use the proceeds of the sale for general corporate purposes, which may initially include reducing the outstanding indebtedness under our revolving credit facility, and may consist of additional capital improvements, potential acquisitions or other investments.

     Currently with the sale, we, Mitsui and other investors affiliated with Penske Corporation terminated the existing stockholders agreement relating to our common stock and Mitsui and the Penske affiliated entities entered into a new stockholders agreement attached as Exhibit 10.1 hereto and incorporated herein by reference. In addition, we are granting registration rights to Mitsui pursuant to the registration rights agreement attached hereto as Exhibit 10.2 and incorporated herein by reference, all as more fully described below.

     The Purchase Agreement. The Purchase Agreement provided that we sell 4,050,000 shares of our common stock to Mitsui in exchange for $119,434,500, or $29.49 per share. Stockholder approval of the issuance of shares of common stock was received in accordance with the New York Stock Exchange rules at a special meeting held March 26, 2004 for that purpose.

     The Purchase Agreement also contains other agreements between the parties. The Penske affiliated companies and Mitsui have agreed to certain “standstill” provisions. Until termination of the new stockholders agreement, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the Purchase Agreement permits (1) any transaction approved by either a majority of disinterested members of the Board of Directors or a majority of the disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.

     We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as they own at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of the Company, as long as they own at least 10% of our outstanding common stock. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to certain limitations.

     The Registration Rights Agreement. In connection with the sale of the shares, we have amended and restated our existing registration rights agreements with Mitsui. Under the new amended and restated agreement, Mitsui may require us on two occasions to register all or part of their common stock. We have agreed to pay all expenses (subject to some limitations) incident to the registration and disposition of the securities registered pursuant to the Registration Rights Agreement (other than underwriting discounts and commissions).

     The Stockholders Agreement. Concurrently with the sale of stock, we, Mitsui and other investors affiliated with Penske Corporation terminated the existing stockholders agreement relating to our common stock and Mitsui and the Penske affiliated entities entered into a new Stockholders Agreement. Under the new Stockholders Agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote their shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske entities agreed that if they transfer any shares, other than to certain permitted transferees or affiliates, Mitsui would be entitled to “tag along” by transferring a specified amount of their shares upon similar terms and conditions, subject to the right of the Penske affiliated companies to transfer, in the aggregate, up to five percent of their current ownership without complying with the “tag-along” provisions. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

     The securities sold to Mitsui have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7. Financial Statements and Exhibits

Exhibit 10.1	Stockholders Agreement among International Motor Cars Group I, L.L.C., International Motor Cars Group II, L.L.C., Penske Automotive Holdings Corp., Penske Corporation and Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. dated as of March 26, 2004.

Exhibit 10.2	Second Amended and Restated Registration Rights Agreement between the Company and Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. dated as of March 26, 2004.

Exhibit 99.1	Press Release dated March 26, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2004	United Auto Group, Inc.
	By:	/s/ Robert H. Kurnick, Jr.
Robert H. Kurnick, Jr.
Executive Vice President

EXHIBIT INDEX

Exhibit 10.1	Stockholders Agreement among International Motor Cars Group I, L.L.C., International Motor Cars Group II, L.L.C., Penske Automotive Holdings Corp., Penske Corporation and Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. dated as of March 26, 2004.

Exhibit 10.2	Second Amended and Restated Registration Rights Agreement between the Company and Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. dated as of March 26, 2004.

Exhibit 99.1	Press Release dated March 26, 2004.